Exhibit 99.1

Royal Gold Announces Promotion of Mark Isto to Vice President Operations

DENVER, COLORADO.  JUNE 2, 2016:  ROYAL GOLD, INC. (NASDAQ: RGLD; TSX: RGL) (together with its subsidiaries, “Royal Gold” or “Company”), announces that its Board of Directors has approved the promotion of Mark Isto to Vice President Operations, effective July 1, 2016.  Mr. Isto joined Royal Gold in 2015 and previously served as Executive Director, Project Evaluation.

Mr. Isto has 34 years of international experience in mining engineering, mine management and project development.  He held numerous management positions in Placer Dome’s global operations, such as Mine General Manager, Chief Engineer, Mine Superintendent, Project Director, and Senior Advisor over a nearly 25 year career. From 2006 to 2012, he served at the Vice President and Senior Vice President levels in the Projects Group at Kinross Gold.  Prior to joining Royal Gold, Mr. Isto served as Vice President Operations for First Nickel.

In his expanded role, Mr. Isto will lead engineering and technical due diligence activities related to new business development opportunities, as well as lead the monitoring of Royal Gold’s current portfolio of royalty and streaming interests.

“Mark has made significant contributions since joining the Royal Gold team and we are fortunate to have access to his unique skill set and depth of knowledge,” commented Tony Jensen, President and CEO. “I have had the pleasure of working with Mark for much of his career and am confident that his international experience in both surface and underground operations will be a very important part of Royal Gold’s senior management group and the future success of the company.”

Mr. Isto holds a Bachelor of Science degree in Mining Engineering from the Montana College of Mineral Science and Technology as well as a Master’s degree in Business Administration from the University of Nevada – Reno.

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  The Company owns interests on 193 properties on six continents, including interests on 38 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517